EXHIBIT 10.5

AMENDMENT 2
EMPLOYMENT AGREEMENT
THIS AMENDMENT 2 (“Amendment 2”) TO THE EMPLOYMENT AGREEMENT (“Agreement”) by and between LMI AEROSPACE, Inc., a Missouri corporation (“Corporation”), its successors, and assigns and BRIAN P. OLSEN (“Employee”) is entered into this 4th day of August 2015.

1.	The purpose of this Amendment 2 is to revise certain terms and conditions of the Agreement to reflect Employee’s new role in the Corporation, as more specifically set forth below.

2.	Section 3(A)- Section 3(A) of the Agreement shall, as of July 13, 2015 (the “Effective Date”), read:

Position. Corporation hereby employs Employee as its President, Engineering Services, reporting to the Chief Executive Officer (“CEO”) of Corporation. Employee’s title and/or reporting structure may be modified during Employee’s employment by the officers or the Board of Directors of the Corporation (“Board”).

3.	Section 3(B)- Section 3(B) of the Agreement shall, as of the Effective Date, read:

Duties. Employee shall be responsible for management of the Engineering Services business segment of Corporation and such other duties, responsibilities, and functions, at such locations, and in such manner as may be specified from time to time during Employee’s employment by the CEO or the Board.

4.	Section 5(A)- Section 5(A) of the Agreement shall, as of the Effective Date, read:

A.	Base Salary. For all services to be rendered by Employee in any capacity hereunder, Employee shall be entitled to receive from Corporation an annual “Base Salary” in the amount of:
i.    $240,400 for the period from January 1, 2014 to December 31, 2014;
ii.    $247,611.94 for the period from January 1, 2015 to July 13, 2015;

iii.
$275,000 for the period from July 13, 2015 for so long as this Agreement remains in effect, subject to an annual review by the Compensation Committee of the Board who may, in its sole discretion, increase (but not reduce) Employee’s Base Salary. If increased, such Base Salary, as so increased, shall constitute “Base Salary” hereunder.

All payments of Base Salary shall be paid in accordance with Corporation’s normal payroll procedures and shall be less any authorized or required payroll deductions. In the event this Agreement is in effect for only a portion of any particular month, the amount of Employee’s regular compensation for that month shall be prorated on the basis of the actual number of days during such month this Agreement was in effect.

5.	Section 5(B)- Section 5(B) of the Agreement shall, as of the Effective Date, read:

B. Performance Bonus. Employee shall be eligible for an annual bonus based on performance (“Performance Bonus”).

i.
For 2014, provided Corporation’s financial targets are met and Employee has achieved and is maintaining a satisfactory level of performance as determined by Corporation and Employee is employed under the terms and conditions of this Agreement as of the first day of 2015, Corporation shall pay Employee a Performance Bonus, which shall be calculated as follows:

a.
Five percent (5%) of Employee’s Base Salary, provided Corporation’s Annual Income from Operations for such fiscal year is not less than sixty percent (60.0%) of its budgeted Annual Income from Operations; plus

b.
Five percent (5%) of Employee’s Base Salary, provided Corporation’s Annual Income from Operations for such fiscal year is not less than one-hundred percent (100%) of its budgeted Annual Income from Operations; plus

c.
Eleven hundredths of one percent (0.11%) of Corporation’s Annual Income from Operations provided Corporation’s Annual Income from Operations for such fiscal year is not less than seventy-five percent (75%) of its budgeted Annual Income from Operations.

For purposes of the calculation of the 2014 Performance Bonus, Corporation’s “Annual Income from Operations” means its annual income from operations, on a consolidated basis, for a given fiscal year, as determined by the firm of independent certified public accountants providing auditing services to the Corporation, using generally accepted accounting principles, consistently applied, and calculated without regard to (a) any bonus paid pursuant to employment contracts, (b) any income or loss attributable to any other corporation or entity (including the assets of a corporation or entity that constitute an operating business) acquired by or merged into the Corporation subsequent to the effective date of this Agreement.

ii.
Subsequent Performance Bonuses. For 2015 and 2016, provided that individual Employee and Corporation performance goals are met and Employee is employed under the terms and conditions of this Agreement as of the last day of the Fiscal Year in which the Performance Bonus is earned, Employee shall be paid an annual Performance Bonus. Performance Bonus shall yield, at target, thirty percent (30%) of Employee’s Base Salary, and up to a maximum of forty-five (45%) of Employee’s Base Salary. Corporation shall establish annual threshold and target financial performance goals, and the Board and CEO, in consultation with Employee, shall establish individual performance goals no later than sixty (60) days after the start of the Fiscal Year in which the Performance Bonus may be earned, or in the case of 2015, the Effective Date. In no event shall Corporation be obligated to pay Employee any Performance Bonus if Corporation threshold financial performance or individual performance goals are not achieved.

iii.
Timing and Manner of Payment. Any Performance Bonus payment shall be less any authorized or required payroll deductions and shall be paid not later than fifteen (15) days after the receipt by Corporation of its annual audited financial statements, which Corporation expects to receive within ninety (90) days after the end of each Corporation fiscal year. The Performance Bonus will be paid either one hundred percent (100%) in cash or, at Employee’s election, fifty percent (50%) in cash and fifty percent (50%) in Corporation stock. The price per share for any Corporation stock paid as part of the Performance Bonus is based on the average price per share on the date the cash portion of the bonus is paid and such stock is granted. Should Employee elect the option to have 50% paid in cash and 50% in Corporation stock, such election must be made and communicated in writing to Corporation by March 31 of the fiscal year in which such Performance Bonus may be earned.

iv.
Modification of Performance Bonuses. Corporation retains the right to modify or adjust the manner in which the Performance Bonus is calculated at any time, including in the event that Corporation either acquires the majority interest or more in the assets of another entity, experiences a change in its organizational structure affecting one or more of its entities, or sells its assets, or any portion thereof, to another entity. However, any modification to the Performance Bonus calculation during the term of this Agreement shall provide Employee the opportunity to earn, at a minimum, a Performance Bonus amount comparable to the amount Employee is eligible to earn under the Performance Bonus calculations set forth above.

v.
Long-Term Incentive Plan. Provided Corporation’s financial targets are met, and Employee has achieved and is maintaining a satisfactory level of performance as determined by Corporation, and Employee is employed under the terms and conditions of this Agreement as of the date in which a “Long Term Incentive” is to be awarded, Employee is eligible to receive Restricted Stock as part of Corporation’s “Long Term Incentive Plan,” as may be amended by Corporation. Restricted stock shall be issued and vest in accordance with the terms of the RSA. The actual amount of each annual award will be determined by the Board and will be based on Corporation’s and Employee’s performance relative to pre-established organizational and individual objectives.

vi.
Other Bonuses. In addition to the Performance Bonus and Long Term Incentive (if any), Employee shall be entitled to receive such bonus compensation as the Board may authorize from time to time. However, nothing in this Agreement shall be construed to entitle Employee to receive any bonus compensation that has not been formally declared. Any bonus compensation payable to Employee shall be less any authorized or required payroll deductions and shall be paid within sixty (60) days from the date such bonus was authorized by the Board.

vii.
Pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Clawback Provision”), if Corporation is required to prepare an accounting restatement for any fiscal quarter or year due to the material non-compliance of Corporation with any financial reporting requirement under the securities laws, Corporation shall recover any incentive-based compensation (including stock options) paid to any current or former executive officer during the three-year period preceding the date on which Corporation is required to prepare a restatement. The amount to be recovered is the excess of the amount originally paid to the executive officer based on the incorrect financial statements over the amount that would have been paid under the restated financials. In the event of any inconsistency between this section iii and of the Dodd-Frank Clawback Provision, the Dodd-Frank Clawback Provision shall prevail. Additionally, to the extent that future rules and regulations are promulgated by the Securities and Exchange Commission or any other federal regulatory agency that would add to, modify or supplement the Dodd-Frank Clawback Provision (each, a “Modification”), then this section iii shall be deemed modified to the extent required to remain consistent with the Dodd-Frank Clawback Provision, giving effect to such revision as of the date upon which such Modification becomes or would otherwise be deemed to be effective.

All other terms of the Agreement, as previously amended, remain unchanged.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

CORPORATION:    LMI AEROSPACE, INC.

By:    /s/ Daniel G. Korte
DANIEL G. KORTE, CEO

EMPLOYEE:    /s/ Brian P. Olsen
BRIAN P. OLSEN